Corporate Resource Services, Inc. - Posts 29.3% Revenue Growth and Hits Fourth Consecutive Quarter of Profitability

NEW YORK, N.Y. -- (Business Wire) – August 13, 2013 -- Corporate Resource Services, Inc. (OTCBB: CRRS), a diversified technology, staffing, recruiting, and consulting services firm,  today announced results for the quarter ended July 5, 2013, which included quarterly revenues of $199.2 million, an increase of 29.3% over the same quarter in 2012, while SG&A expense growth was limited to 0.3%.   EBITDA for the quarter was $4.2 million and net income improved to $2.0 million, a record $4.3 million increase from the prior year. This is the fourth consecutive quarter of profitability for the Company.

“We are very pleased with our results for the second quarter and believe that they reflect our success at executing on strategic initiatives aimed at improving profitability,” said John Messina, CEO of Corporate Resource Services. “We are generating top-line growth well in excess of most of our competitors and controlling expenses at the same time. As we continue to pursue higher-margin business, including increasing the SaaS and technology services we offer our clients in the staffing industry, we expect that our profitability will continue to improve.”

“Our ability to grow our revenues by nearly thirty percent while holding SG&A flat year-over-year has generated significant earnings growth,” said Michael Golde, Chief Financial Officer of CRS. “We have successfully integrated our operations and continue to look for ways to improve our efficiency. For the first half of the year, we grew revenues by 32%, improved our EBITDA by $7.7 million and increased our net income by $7.1 million.”

Based on preliminary results, the Company expects revenues for the third quarter of fiscal 2013 to be between $205 and $215 million, its EBITDA to be between $5.0 million and $7.5 million, and its net income to be between $3.5 million and $4.0 million.  For the full year of 2013, the Company now expects to achieve EBITDA of between $19.0 and $24.0 million and net income of between $10.0 and $11.5 million on revenues of approximately $825 to $855 million.

The estimates above do not reflect the impact of any future weather events and they assume no acquisitions of additional staffing firms and no deterioration in the staffing markets the Company serves.

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services.  The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 231 staffing and on-site facilities in 42 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380